Exhibit 99.1

             NEOMAGIC CORPORATION APPOINTS INDEPENDENT BOARD MEMBER

    SANTA CLARA, Calif., March 6 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), announced today the appointment of Brett Moyer to its Board of Directors, bringing the board membership to six. Brett Moyer is currently the CEO, President and a member of the Board of Directors of Focus Enhancements, Inc., a designer of world-class solutions in advanced, proprietary video and wireless video technologies. The Board of Directors of NeoMagic has made a determination that Mr. Moyer meets the Nasdaq definition of an independent director.

    "I am pleased to have someone with Brett's experience join the NeoMagic Board of Directors," said Douglas Young, President and CEO of NeoMagic Corporation. "Brett has strong knowledge of the semiconductor market and excellent experience managing a public technology company. At Focus Enhancements, he has successfully guided the company to achieve significant revenue growth. We believe his experience is ideally suited to help us achieve our growth plans."

    Since September 2002, Brett Moyer has been CEO, President and a member of the Board of Directors of Focus Enhancements Inc. From May 1997 to September 2002, Mr. Moyer served as Executive Vice President and Chief Operating Officer of Focus Enhancements. From February 1986 to April 1997, Mr. Moyer worked at Zenith Electronics Corporation in several positions, including his most recent position as Vice President and General Manager of Zenith's Commercial Products Division. Mr. Moyer has a BA in Economics from Beloit College and a Masters in International Management from The American Graduate School of International Management (Thunderbird).

    About NeoMagic

    NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 25 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

    NOTE: NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

SOURCE  NeoMagic Corporation
    -0-                             03/06/2007
    /CONTACT: Douglas R. Young, Chief Executive Officer of NeoMagic Corporation, +1-408-988-7020; or Erica Mannion of Sapphire Investor Relations, LLC, +1-212-766-1800, for NeoMagic Corporation/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com/
    (NMGC)